                         [Letterhead]


Portland, Oregon
January 16, 1997

[PR Newswire: For Northwest Regional and Analyst Wires]

FOR IMMEDIATE RELEASE

Cascade Corporation to Acquire Kenhar Corporation

Robert C. Warren, Jr., President and Chief Executive Officer of Cascade Corporation (NYSE: CAE) and William J. Harrison, Executive Chairman and Chief Executive Officer of Kenhar Corporation reported that the companies have signed a letter of intent providing that Cascade will acquire all of the outstanding shares of Kenhar for cash of USD56,500,000 and securities (to be held by Harrison) exchangeable into 1,100,000 Cascade common shares. The transaction is expected to be completed in March, 1997, subject to completion of a definitive agreement, due diligence, and regulatory approvals.

Kenhar, based in Guelph, Ontario, Canada, is the leading international manufacturer and marketer of forks for use on fork lift trucks and construction equipment. The company had revenues of approximately USD90,000,000 last year.

Warren noted that the acquisition of Kenhar is a central part of Cascade's strategy of expansion in the fork lift truck industry beyond its traditional line of attachments. "This completes our current expansion plan. Kenhar is a premier company with excellent relations with its customers. We are thrilled to join with this fine company and to welcome Bill Harrison and all Kenhar employees to our team," Warren said.

Harrison said the transaction meets the long term goals of Kenhar shareholders. "The companies are being brought together to create a larger and more substantial group which will strategically position itself to meet the present and future needs of all its customers, especially in the era of global outsourcing," noted Harrison, who will become an Executive Vice President of Cascade and will be a member of an executive committee consisting of Warren and the other Executive Vice President of Cascade. He will continue as CEO of Kenhar and it is anticipated that he will join Cascade's Board of Directors. Harrison said, "With Kenhar being operated as a distinct business unit, our customers will continue to receive the highest level of attention, as they have in the past, from existing Kenhar staff members with whom they are familiar."




Cascade Corporation, headquartered in Portland, Oregon is a leading international manufacturer of lift truck attachments, masts, tires, hydraulic cylinders and accessories.

CONTACT: Cascade Corporation - Portland, Oregon
         James P. Miller - (503)227-0024
         Gerald A. Parsons - (503)228-2909

         Kenhar Corporation - Guelph, Ontario, Canada
         William J. Harrison or Jim Hoy - (519)-763-3675